Exhibit 23.1
            Consent of Independent Registered Public Accounting Firm



The Board of Directors
GSE Systems, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-08805) on Form S-8 of GSE Systems, Inc. of our report dated March 15, 2005 relating to the consolidated balance sheets of GSE Systems, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of GSE Systems, Inc.


/S/ KPMG LLP
Baltimore, Maryland
March 15, 2005